Exhibit 10.27

EXECUTION VERSION

JINKOSOLAR HOLDING CO., LTD.

EXECUTIVE SERVICE AGREEMENT

2008

EXECUTIVE SERVICE AGREEMENT

This EXECUTIVE SERVICE AGREEMENT (“Agreement”) is made and entered into as of             , 2008, by and between JINKOSOLAR HOLDING CO., LTD., a company duly incorporated and validly existing under the laws of the Cayman Islands (“Company”), and , who is a citizen of (“Executive”).

RECITALS

A. WHEREAS, the Company and its subsidiaries are engaged in the business of (i) recovery, processing and sale of recovered silicon materials, (ii) manufacture and sale of monocrystalline and multicrystalline silicon ingots, (iii) manufacture and sale of monocrystalline and multicrystalline silicon wafers, and (iv) manufacture and sale of upstream and downstream products (including virgin polysilicon, solar cells and other downstream products), in each case used in the solar power industry.

B. WHEREAS, the Company desires to engage the Executive as its Chief Financial Officer and the Executive desires to provide employment services to the Company on all of the terms and conditions herein set forth.

C. WHEREAS, the Company desires to provide the Executive with compensation in recognition of the Executive’s valuable skills and services.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITION

In this Agreement, unless the context otherwise requires, the following words shall have the following meaning:

“Board” means the board of directors of the Company;

“Company” means JinkoSolar Holding Co., Ltd., a company duly incorporated and validly existing under the laws of the Cayman Islands;

“Commencement Date” means                     , 2008, the date of commencement of Employment;

“Company Group” means the Company and all of its subsidiaries;

“Employment” means the employment of the Executive under the terms herein;

“Executive” means                     , a citizen of                     ;

“PRC” means the People’s Republic of China and for purposes of this Agreement, excludes Taiwan, Macau and Hong Kong;

“Confidentiality and Non-Competition Agreement” means the Confidentiality and Non-competition Agreement to be executed by and between the Company and Executive;

“Qualified IPO” means a firmly underwritten public offering of ordinary shares of the Company approved by the holders holding 70% percent of the total preferred shares of the Company with a listing on Nasdaq or other internationally recognized stock exchange (including but not limited to the New York Stock Exchange or the Stock Exchange of Hong Kong), pursuant to which (i) the Company’s total market capitalization as a result of the Qualified IPO shall be not less than US$750 million, and (ii) the gross proceeds to the Company shall be not less than US$150 million are raised; and

“SEC” means the United States Securities and Exchange Commission.

ARTICLE II. POSITION AND DUTIES

2.1 Employment. The Company hereby employs the Executive as its Chief Financial Officer and the Executive hereby accepts such engagement with the Company, in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive will be seconded to Jiangxi Kinko Energy Co., Ltd., with its principal offices at Jingke Road, Xuri District, Shangrao Economic Development Zone, Jiangxi Province 334000, People’s Republic of China, and will travel as required both within and outside of China.

2.2 Scope of Duties. The Executive shall be the Chief Financial Officer of the Company, and shall have such other or additional offices or positions with the Company as the Board of Directors (the “Board”) shall determine from time to time. The Executive shall have responsibility for the following duties, operating within such established guidelines, plans or policies as may be established or approved by the Board from time to time:

(a) directing and supervising the financial and accounting matters of the Company and its subsidiaries, including organizing, managing and supervising the work of the finance and accounting department of the Company;

(b) preparing the financial statements of the Company and its subsidiaries in accordance with accounting principles generally accepted in the United States (“USGAAP”), or such other accounting principles as the Board may direct, and recommending appropriate accounting treatment in accordance with USGAAP or such other principles;

(c) assisting and cooperating with the Company’s independent accountants in their audit and review of the Company’s financial statements;

(d) participating in projects to improve, document, test and implement the Company’s internal controls over financial reporting; assisting and cooperating with any consulting firm engaged by the Company in connection with such projects; supervising the implementation of internal controls over financial reporting in the Company’s finance and accounting department; and assisting and cooperating with the Company’s internal audit in the implementation and review of such controls;

(e) supporting the Board and the Chief Executive Officer of the Company in such matters as preparation and presentation of such financial and statistical reports as may be requested from time to time and assisting in the Company’s business planning and preparation of annual budgets;

(f) assisting the Board and the Chief Executive Officer of the Company in formulation and implementation of appropriate strategies and policies in relation to financing, cash management and treasury management;

(g) participating in the preparation of the Company’s initial public offering and listing of the Company’s shares, including preparation of and filing with the SEC the Company’s registration statement on Form F-1, addressing comments and questions of the SEC in relation to such filing and participating in the offer and sale of such shares, including the road show arranged by the lead underwriters; participating in and assisting in the preparation of any subsequent registration statements with the SEC and other financing projects;

(h) participating in the preparation and filing of annual reports on Form 20-F and providing such certifications as may be required by the SEC in connection therewith;

(i) participating in investor communications, including analyst conference calls, road shows and others; and

(j) such other responsibilities and duties customarily performed by the chief financial officer of companies in the same industry and listed companies as the Board or the Chief Executive Officer may from time to time direct.

2.3 Other Business Affiliations. The Executive agrees that, without the approval of the Board, the Executive shall not, during the period of employment with the Company, devote any time to any business affiliation which would interfere with or derogate from Executive’s obligations under this Agreement. Notwithstanding the foregoing, the Board agrees that the Executive may serve as a director of China Bio Energy Holding and as an advisor of Beijing Guangyao Dongfang Business Management Company; provided, however, that in no event shall the Executive (i) devote more than a total of 20 business hours in any month to his service as such director and advisor or (ii) fail to give priority in all circumstances to his service to the Company hereunder, in the event of a timing conflict between his obligations hereunder and his obligations in his capacity as such director and advisor. The Executive represents and warrants that his service as such director and advisor does not create any conflict of interest in relation to his duties and obligations to the Company hereunder, and agrees that in the event such a conflict arises, he will promptly report it to the Board and terminate his service that creates such a conflict. The Executive has provided to the Board copies of his service agreement with China Bio Energy Holding and his advisory agreement with Beijing Guangyao Dongfang, and any other related documents requested by the Board.

2.4 No Breach of Duty. The Executive represents that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by the Executive in confidence or in trust (i) prior to employment with the Company or (ii) pursuant to his service referred to in Section 2.3. The Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement. The Executive is not presently restricted from being employed by the Company or entering into this Agreement.

ARTICLE III. DURATION

3.1 Commencement Date. The Executive’s first day of employment shall be , 2008 (“Commencement Date”).

3.2 Conditions. Employment shall be conditional upon the Executive obtaining and maintaining any required passport, visa, resident and/or work permits to work at Jiangxi Kinko Energy Co., Ltd., which the Company will, at its expense, assist the Executive in securing.

3.3 Term. This Agreement shall continue for an initial term of the longer of either (i) three (3) years from the Commencement Date, or (ii) three (3) years from the date of the Qualified IPO (if it occurs prior to expiration of such three year term), unless otherwise terminated in accordance with Article 8 below. Upon the expiration of the initial term, this Agreement shall be automatically extended for successive periods of twelve (12) months, unless terminated by either party upon ninety (90) days’ notice prior to the expiration of the initial term or any subsequent terms.

ARTICLE IV. COMPENSATION

4.1 Salary. The Executive shall be paid an initial base annual salary of                 per annum, less deductions required by law, which shall be paid in equal monthly installments in the U.S. dollar equivalent of the relevant amount in RMB in accordance with the Company’s normal and customary payroll practices. Such salary shall be reviewed annually.

4.2 Stock Options. The Executive shall be granted options equal to                 % of the share capital of the Company or the appropriate listed entity that will assume the listing status of the Company Group on a fully-diluted basis on the date of grant. Such options will be granted pursuant to an award agreement under the Company’s long-term incentive plan, which will be adopted by the Board. Such award agreement shall contain the following terms: (i) the number of shares subject to such options shall be as set out above; (ii) such options shall vest over a             -year period; and (iii) vesting shall take place monthly, commencing thirty days after the Commencement Date, such that 1/ of such options shall vest each month for such             -year period, for so long as the Executive’s Employment hereunder continues.

4.3 Bonus. The Executive shall be eligible for an annual performance-based cash bonus at the discretion of the Board.

4.4 Reimbursable Expenses. The Company shall reimburse the Executive for all reasonable business expenses incurred in the performance of the Executive’s duties hereunder on behalf of the Company, subject to submission of expense reports and approval according to the Company’s financial regulations.

4.5 Housing and Automobile. During his employment, the Executive will be provided with housing and automobile chosen by the Company in its sole and reasonable discretion, at the Company’s expense.

4.6 Income Taxes. The payment of tax, social security and similar payments arising out of this Agreement shall be dealt with by the parties in accordance with applicable laws and regulations, including without limitation, PRC laws and regulations. The Executive agrees to any withholdings that must be made by the Company pursuant to such laws and regulations. Furthermore, the Executive undertakes to promptly discharge any payments that are payable by him pursuant to such laws and regulations and agrees to indemnity the Company and hold the Company harmless from any and all claims made by any entity on account of an alleged failure by the Executive to satisfy such obligations.

ARTICLE V. OTHER BENEFITS, VACATION AND HOLIDAYS

5.1 Benefits. Executive shall be eligible to participate in employee benefits or plans, and sick leave policy as the Company may establish for its employees and as can be granted to employees stationed in the PRC and may be modified by the Company from time to time.

5.2 Vacation. The Executive shall be entitled in each calendar year to twenty (20) working days’ vacation with full salary (in addition to statutory holidays) to be taken at such reasonable time or times as approved by the Chief Executive Officer or the Board. The Executive may accumulate and carry forward unused vacation to the following calendar year provided that all such vacation days shall be used and cleared within the first six (6) months of such following calendar year. All vacation days not used by such time shall be forfeited. The entitlement to vacation and, on termination of employment, vacation pay in lieu of vacation, shall accrue pro rata throughout each calendar year of the period of employment.

5.3 Holidays. The Executive shall be entitled to the statutory public holidays observed in Shanghai, PRC.

ARTICLE VI. CONFIDENTIALITY, NONSOLICITATION AND NONCOMPETITION

6.1 Confidentiality. During his employment, the Executive will have access to, will become acquainted with various trade secrets, confidential and proprietary information relating to the business of the Company and its subsidiaries, including but not limited to customer, employee, supplier, and distributor lists, contacts, addresses, information about employees and employee relations, training manuals and procedures, recruitment methods and procedures, business plans and projections, employment contracts, employee handbooks, information about customers and suppliers, price lists, costs and expenses, documents, budgets, proposals, financial information, inventions, patterns, processes, formulas, data bases, know how, developments, experiments, improvements, computer programs, manufacturing, recruitment and distribution techniques, specifications, tapes, and compilations of information, all of which are owned by the Company and its subsidiaries, other parties with which the Company and its subsidiaries do business (“Third Parties”) or customers of the Company and its subsidiaries, and which are used in the operation of the business of the Company and its subsidiaries, or such Third Parties or customers. The Executive agrees at all times during the term of his employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose directly or indirectly to any person, firm or corporation without written authorization of the Board, any trade secrets or confidential information. In addition, the Executive understands “trade secret” or “confidential information” means all information concerning the Company and its subsidiaries, Third Parties and/or customers (including but not limited to information regarding the particularities, preferences and manner of doing business) that is (i) not generally known to the public and (ii) cannot be discovered or replicated by a third party without substantial expense and effort.

6.2 Non-Solicitation. The Executive agrees that during the Executive’s employment and for a period of the later of two (2) years after the termination of employment hereunder or three (3) years after the Qualified IPO, in the locations where the Company does business (a list of which is attached hereto as Exhibit A), the Executive shall not:

(i) directly call upon or solicit any of the customers of the Company or its subsidiaries that were or became customers during the term of the Executive’s employment (as used herein “customer” shall mean any person or company as listed as such on the books of Company or its subsidiaries); or

(ii) induce or its subsidiaries attempt to induce any employee, agent or consultant of the Company or its subsidiaries to terminate his or her association with the Company or its subsidiaries.

6.3 Non-Competition. The Executive agrees that during the Executive’s employment and for a period of three (3) years after the Qualified IPO, he shall, subject to Section 2.3, devote full time to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning an interest in any firm, corporation, partnership or other organization in the business of manufacturing, selling or distributing products in competition with the products and/or services of the Company and its subsidiaries. The Executive further agrees that for a period of two (2) years after the termination of employment hereunder he will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning an interest in any firm, corporation, partnership or other organization in the solar power industry. The Executive shall, during the term of the Executive’s employment and the term of the non-competition restriction, furnish to the Board a detailed statement of any outside employment or consulting services in which the Executive seeks to engage or invest, and, as from time to time requested by the Board, resubmit for approval a detailed statement thereof. In the event the Board determines in good faith that such violation or conflict exists, the Executive shall refrain from such employment, consulting services or investment.

6.4 Enforceability. The Executive agrees that, having regard to all the circumstances, the restrictions in this Article 6 are reasonable and necessary but no more than sufficient for the protection of the Company. The Company and Executive agree that:

(i) each restriction in this Article 6 shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason, the remaining restrictions shall not be affected; and

(ii) if any restriction is found to be void but would be valid and enforceable if some part of it were deleted or the period thereof were deleted or the range of activities or area dealt with thereby were reduced in scope, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

6.5 Injunctive Relief. In the event of the breach or threatened breach by the Executive of this Article 6, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Article 6 in any court of competent jurisdiction worldwide.

ARTICLE VII. ASSIGNMENT OF INVENTIONS AND INTELLECTUAL PROPERTY

7.1 The parties foresee that the Executive has created and may create designs or other intellectual property in the course of his duties hereunder and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Company Group.

7.2 Any invention, production, improvement or design made or process or information discovered or copyright work or trade mark or trade name or get-up source code or any other intellectual property created by the Executive during the continuance of his Employment hereunder (whether before or after the date hereof or whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment hereunder) in conjunction with or in any way affecting or relating to the business of any company in the Company Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of such company in the Company Group as the Company may direct.

7.3 The Executive if and whenever required to do by the Company shall at the expense of a company in the Company Group apply or join with such company in applying for letters patent or other protection or registration for any such invention, improvement design process information work trade mark name or get-up source code or other intellectual property rights as aforesaid which belongs to such company and shall at the expense of such company execute and do all instruments and things necessary for vesting the said letters patent or other protection or registration when obtained and all right title and interest to and in the same in such company absolutely and as sole beneficial owner or in such other person as the Company may specify.

7.4 The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company the full benefit of this Article and in favor of any third party a certificate in writing signed by any Executive or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

ARTICLE VIII. TERMINATION

8.1 Except as otherwise provided in Sections 3.3 and 8.2, the Executive may be terminated by either party giving the other not less than ninety (90) days’ notice in writing provided that the Company shall have the option to pay salary (pro-rated) in lieu of any required period of notice. Notwithstanding the ninety (90) days’ notice requirement in this Section 8.1, the Executive agrees to continue to perform his duties hereunder until a new Chief Financial Officer of the Company is appointed and ensure a smooth transition thereafter, and the terms of this Agreement shall continue to apply; provided that any such extension shall not exceed sixty (60) days. During such ninety (90) days’ notice period and any extension thereof pursuant to this Section 8.1, the Company shall use its diligent efforts to recruit a new Chief Financial Officer.

8.2 Notwithstanding the other provisions of this Agreement, the Company may terminate the Employment forthwith without prior notice (but without prejudice to the rights and remedies of the Company) for any breach of this Agreement in any of the following cases:

(i) if the Executive fails or neglects efficiently and diligently to carry out his duties to the reasonable satisfaction of the Board;

(ii) if the Executive is guilty of dishonesty or serious misconduct in connection with the Employment;

(iii) if the Executive becomes bankrupt or has a receiving order made against him or makes any general composition with his creditors;

(iv) if the Executive is convicted of any criminal offense, which might reasonably be thought to adversely affect the performance of his duties;

(v) if the Executive does any act or thing which may bring serious discredit on the Company or the Company Group;

(vi) if the Executive commits any serious breach of the Company’s operating procedures (as laid down by the Company and communicated to the Executive from time to time) and has caused serious financial loss to the Company;

(vii) if the Executive fails to observe and perform any of the duties and responsibilities imposed by this Agreement or which are imposed by law, or is in breach of any representation, warranty or covenant made by the Executive under this Agreement;

(viii) if the Executive becomes unsound of mind or suffers from a mental disorder; or

(ix) if the Executive otherwise acts in breach of this Agreement so as materially to prejudice the business of the Company or the Company Group.

8.3 The Executive shall not, at any time after termination of the Employment for whatever reason, represent himself as being in any way connected with the business of the Company.

8.4 Upon termination of the Employment for whatever reason, the Executive shall forthwith deliver to the Company or its authorized representative such of the following as are in his possession or control:

(i) All keys, security and computer passes, plans statistics, documents, records, papers, magnetic disks, tapes or other software storage media including all copies, records and memoranda (whether or not recorded in writing or on computer disk or tape) made by the Executive of any confidential or proprietary information relating to the business of the Company and its subsidiaries;

(ii) All credit cards and charge cards provided for the Executive’s use by the Company; and

(iii) All other property of the Company Group not previously referred to in this Article.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void, or unenforceable, (i) in the case of any such term, provision, covenant or condition set out in Article 6, the provisions of Section 6.4 shall apply, and (ii) in the case of any other the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

9.2 Survival. Articles 6 and 7 and Section 9.7 shall survive the termination of this Agreement.

9.3 Entire Agreement. This Agreement, together with all award agreements and long-term incentive agreements is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties, including the Executive Service Agreement entered into between the Executive and Paker Technology Limited on September 1, 2008.

9.4 Employment Amendments. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by the Executive and Chief Executive Officer or any other officer duly authorized by the Board.

9.5 Waiver. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way effect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

9.6 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the Cayman Islands. The Executive expressly agrees that PRC law does not apply and waives all claims under PRC law.

9.7 Jurisdiction. Unless otherwise provided for in this Agreement, the courts of the Cayman Islands shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and the Executive consents to such jurisdiction and venue.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

JINKOSOLAR HOLDING CO., LTD.

By:

Name:	Chen, Kangping

Title:	Chief Executive Officer

By:

EXHIBIT A: LIST OF LOCATIONS IN WHICH COMPANY DOES BUSINESS

PRC